Exhibit 99

             VF Announces Record First Quarter and Declares Dividend

    -- Revenues rise 15%, driven by 40% increase in Outdoor revenues, strong Jeanswear growth and acquisitions

    --  EPS from continuing operations up 11% to $1.17

    --  Raising full year guidance

    Information regarding VF's first quarter conference call webcast today at 2 p.m. can be found at the end of this release.

    GREENSBORO, N.C.--(BUSINESS WIRE)--April 24, 2007--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the first quarter of 2007 ended March 31, 2007. All per share amounts are presented on a diluted basis and, unless otherwise noted, reflect continuing operations.

    Revenues rose 15% to a record $1,673.6 million, compared with $1,455.6 million in the first quarter of 2006, driven by higher revenues across our Outdoor, Jeanswear and Imagewear businesses. Income from continuing operations in the current quarter increased 13% to a record $134.1 million, compared with $118.1 million in the prior year's quarter. Earnings per share from continuing operations also rose 11%, to a record $1.17 from $1.05 last year. The Majestic Athletic acquisition contributed $.03 to earnings per share in the quarter. As previously disclosed, VF completed the sale of its intimate apparel business on April 1, 2007. Reflecting discontinued operations, net income was $138.3 million, or $1.20 per share, compared with $128.2 million, or $1.14 per share.

    "We're off to a strong start for the year," said Mackey J. McDonald, Chairman and Chief Executive Officer. "We completed the sale of our Intimates business and made two acquisitions. Organic growth was 12% in the quarter - better than our initial guidance of 10% - while acquisitions added an additional three percentage points of growth to our top line. We are looking forward to continuing the momentum and delivering another record year of revenues and earnings to our shareholders."

    First Quarter Business Review

    Outdoor

    The momentum continues in our Outdoor coalition, with total revenues up 40% to $538.8 million and strong gains across nearly every brand. Domestic revenues grew 31% in the quarter, while international revenues rose 52%. The North Face(R), Vans(R), Kipling(R) , Reef(R), Napapijri(R) and Eastpak(R) brands each posted double-digit revenue gains in the quarter. The acquisition of the Eagle Creek(R) brand of adventure travel gear added $6 million to revenues in the quarter.

    Operating income jumped 66% in the quarter, and operating margins expanded sharply reflecting the strong revenue gain.

    Jeanswear

    Our Jeanswear coalition, which includes our Wrangler(R), Lee(R) and Riders(R) brands, posted an 8% gain in revenues during the quarter. Domestic revenues rose 5%, with healthy increases in both our Mass Market and Lee businesses. International revenues grew 14%, with double-digit growth in both our Wrangler(R) and Lee(R) brands in Europe. Jeanswear revenues in Asia were up over 30%, and our joint venture in India also contributed to revenues in the quarter. Overall Jeanswear operating income rose 5%.

    Sportswear

    Total revenues of our Sportswear coalition, which includes our Nautica(R) and John Varvatos(R) brands as well as the Kipling(R) brand in North America, declined 9% in the quarter. Our Kipling(R) and John Varvatos(R) businesses each posted double-digit revenue gains. As planned, revenues of our Nautica(R) brand business declined in the quarter, due primarily to a shift in shipping dates by most of the brand's customers, as well as lower sales of distressed inventory. We continue to target a mid-single digit revenue increase for the year for the coalition and expect more positive comparisons in both revenues and profits in the second half of 2007. Reflecting the lower revenues, as well as the sustained investments in our Nautica(R) women's sportswear initiative, operating income for the coalition declined in the quarter.

    Imagewear

    Total revenues of our Imagewear coalition rose 10% due to the recent acquisition of the Majestic Athletic business. The leading global provider of authentic sports licensed apparel and branded team uniforms for Major League Baseball, Majestic Athletic contributed $27 million to revenues in the quarter. Imagewear operating income rose slightly in the quarter, largely due to the aforementioned acquisition.

    Gross margins and operating margins were essentially flat with prior year levels, at 43.5% and 12.9%, respectively. Foreign currency exchange rates positively impacted earnings per share by $0.05 in the quarter, while a higher tax rate and higher average shares outstanding negatively impacted earnings per share by $.02 and $.03, respectively. During the quarter we repurchased 2 million shares as part of our plan to use the $350 million in proceeds from the sale of our Intimates business to repurchase our shares this year.

    Our balance sheet continues to be very healthy. The increase in inventories is consistent with the increase in revenues, after taking into account the impact of our recent acquisitions. Accounts receivable, before the impact of recent acquisitions, were above prior year levels by 15%, due primarily to the strong revenue growth, particularly in our international businesses where payment terms are longer than those of our U.S. businesses. Debt as a percent of total capital was 24% at the end of the quarter, compared with 25% at the end of the comparable period in 2006.

    Leveraging our strong brands through a growing base of retail stores continues to be a strategic priority for VF. We ended the quarter with 533 owned retail stores. Our total retail revenues grew 19% in the quarter, with particularly strong growth in our Vans(R) brand stores.

    Outlook

    With the positive momentum of the first quarter and the acquisitions of the Majestic(R) and Eagle Creek(R) brands, we now believe revenues for the year will approximate $7 billion, an increase of over 12%. We continue to expect healthy organic growth in all our coalitions, and our two acquisitions should contribute $180 million to revenues in 2007. We are also raising our guidance for earnings per share from continuing operations from our prior guidance of a 10% increase to a 12% increase. We continue to expect a very strong year of cash flow from operations of approximately $625 million.

    In terms of our second quarter, revenues should be up 14%. Earnings per share from continuing operations should increase 8% reflecting the seasonality of recent acquisitions and the timing of investments and other SG&A spending that will affect the operating margins of this seasonally lowest quarter of the year. We expect operating margin expansion of approximately 40 basis points for the full year, even with the impact of recent acquisitions that have not yet realized their full profit potential.

    Dividend Declared

    The Board of Directors declared a cash dividend of $.55 per share, payable on June 18, 2007 to shareholders of record as of the close of business on June 8, 2007.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

    Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to successfully integrate acquisitions; VF's ability to maintain information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    About the Company

    VF Corporation is a leader in branded lifestyle apparel including jeanswear, outdoor products, image apparel and sportswear. Its principal brands include Wrangler(R), Lee(R), Riders(R), Rustler(R), The North Face(R), Vans(R), Reef(R), Napapijri(R), Kipling(R),
Nautica(R), John Varvatos(R), JanSport(R), Eastpak(R), Eagle Creek(R), Red Kap(R)and Majestic(R).

    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its first quarter conference call and webcast today at 2:00 p.m. ET. Interested parties should call 1-800-811-8830 domestic, or 1-913-981-4904 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through May 8, 2007 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 2942118. A replay also can be accessed at the Company's web site at www.vfc.com.



                            VF CORPORATION
                  Consolidated Statements of Income
               (In thousands, except per share amounts)




                                              Three Months Ended March
                                              ------------------------

                                                 2007         2006
                                              ------------ -----------

 Net Sales                                     $1,653,608  $1,436,706
 Royalty Income                                    20,011      18,916
                                              ------------ -----------

 Total Revenues                                 1,673,619   1,455,622
                                              ------------ -----------

 Costs and Operating Expenses
   Cost of goods sold                             945,883     824,600
   Marketing, administrative and general
    expenses                                      512,411     443,709
                                              ------------ -----------
                                                1,458,294   1,268,309
                                              ------------ -----------

 Operating Income                                 215,325     187,313

 Other Income (Expense)
   Interest income                                  2,444       1,418
   Interest expense                               (13,923)    (12,679)
   Miscellaneous, net                                 266         829
                                              ------------ -----------
                                                  (11,213)    (10,432)
                                              ------------ -----------

 Income from Continuing Operations Before
  Income Taxes                                    204,112     176,881

 Income Taxes                                      70,034      58,739
                                              ------------ -----------

 Income from Continuing Operations                134,078     118,142

 Discontinued Operations                            4,266      10,043
                                              ------------ -----------

 Net Income                                    $  138,344  $  128,185
                                              ============ ===========

 Earnings Per Common Share - Basic
   Income from continuing operations           $     1.20  $     1.07
   Discontinued operations                           0.04        0.09
   Net income                                        1.24        1.16

 Earnings Per Common Share - Diluted
   Income from continuing operations           $     1.17  $     1.05
   Discontinued operations                           0.04        0.09
   Net income                                        1.20        1.14


 Weighted Average Shares Outstanding
   Basic                                          111,893     109,854
   Diluted                                        114,820     112,339


 Cash Dividends Per Common Share               $     0.55  $     0.29


Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal first quarter ends on the Saturday closest to March 31. For presentation purposes herein, all references to periods ended March 2007, December 2006 and March 2006 relate to the fiscal periods ended as of March 31, 2007, December 30, 2006 and April 1, 2006, respectively.


Changes in Accounting Policies:
Defined benefit pension plans - In December 2006, VF adopted the balance sheet provisions of FASB Statement No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans ("Statement 158"). Accordingly, the December 2006 balance sheet includes the funded status of VF's defined benefit plans, with deferred actuarial gains and losses recorded as components of accumulated other comprehensive income. During the first quarter of 2007, VF elected to early adopt the measurement date provisions of Statement 158 by changing its plans' actuarial valuation date from September to December. Based on a December 2006 valuation, VF recorded a $3.8 million charge to Retained Earnings at the beginning of 2007 in accordance with the Statement. In addition, the funded status of the plans and adjustments to accumulated other comprehensive income in the March 2007 balance sheet, as well as the 2007 pension expense, were determined using the December 2006 valuation.


Accrued income taxes - During the first quarter of 2007, VF adopted
 FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, and recorded a $4.4 million charge to Retained Earnings at the beginning of 2007.




                            VF CORPORATION
                     Consolidated Balance Sheets
                            (In thousands)





                                      March     December      March
                                      2007        2006        2006
                                   ----------- ----------- -----------

ASSETS

Current Assets
  Cash and equivalents             $  174,155  $  343,224  $  154,014
  Accounts receivable, net          1,002,563     809,594     821,020
  Inventories                       1,027,073     958,262     873,550
  Other current assets                209,102     205,004     200,919
  Current assets of discontinued
   operations                         276,202     261,926     302,900
                                   ----------- ----------- -----------
   Total current assets             2,689,095   2,578,010   2,352,403

Property, Plant and Equipment       1,471,535   1,455,154   1,408,437
  Less accumulated depreciation       879,595     862,096     845,098
                                   ----------- ----------- -----------
                                      591,940     593,058     563,339

Intangible Assets                     847,125     755,693     740,932

Goodwill                            1,035,589   1,030,925     980,271

Other Assets                          353,897     348,862     384,814

Noncurrent Assets of Discontinued
 Operations                           155,965     159,145     197,338
                                   ----------- ----------- -----------

                                   $5,673,611  $5,465,693  $5,219,097
                                   =========== =========== ===========


LIABILITIES AND SHAREHOLDERS'
 EQUITY

Current Liabilities
  Short-term borrowings            $  317,457  $   88,467  $  213,049
  Current portion of long-term
   debt                                69,683      68,876      34,938
  Accounts payable                    301,698     385,700     299,419
  Accrued liabilities                 489,082     392,815     447,439
  Current liabilities of
   discontinued operations             73,726      78,990      90,212
                                   ----------- ----------- -----------
   Total current liabilities        1,251,646   1,014,848   1,085,057

Long-term Debt                        635,280     635,359     689,319

Other Liabilities                     530,260     536,728     559,723

Noncurrent Liabilities of
 Discontinued Operations               10,535      13,586      11,655

Commitments and Contingencies

Redeemable Preferred Stock                  -           -      22,497

Common Stockholders' Equity
  Common Stock                        111,089     112,185     109,277
  Additional paid-in capital        1,526,913   1,469,764   1,302,085
  Accumulated other comprehensive
   income (loss)                      (97,277)   (123,652)   (186,975)
  Retained earnings                 1,705,165   1,806,875   1,626,459
                                   ----------- ----------- -----------
   Total common stockholders'
    equity                          3,245,890   3,265,172   2,850,846
                                   ----------- ----------- -----------

                                   $5,673,611  $5,465,693  $5,219,097
                                   =========== =========== ===========




                            VF CORPORATION
                Consolidated Statements of Cash Flows
                            (In thousands)




                                                  Three Months Ended
                                                         March
                                                 ---------------------

                                                   2007       2006
                                                 ---------- ----------

Operating Activities
 Net income                                      $ 138,344  $ 128,185
 Adjustments to reconcile net income to cash
  used by operating activities of continuing
  operations:
   Income from discontinued operations              (4,266)   (10,043)
   Depreciation                                     23,728     21,190
   Amortization of intangible assets                 4,639      4,018
   Other amortization                                8,595      4,092
   Stock-based compensation                         21,073     17,242
   Pension funding under / (over) expense            2,553    (64,055)
   Other, net                                      (23,082)     2,147
   Changes in operating assets and liabilities,
    net of acquisitions:
     Accounts receivable                          (162,891)  (145,342)
     Inventories                                   (16,449)    26,825
     Accounts payable                              (91,039)   (93,328)
     Accrued compensation                          (42,418)   (66,188)
     Accrued income taxes                           68,243     10,859
     Accrued liabilities and other                  64,201     72,344
                                                 ---------- ----------

   Cash used by operating activities of
    continuing operations                           (8,769)   (92,054)

 Income from discontinued operations                 4,266     10,043
 Adjustments to reconcile income from
  discontinued operations to cash used by
  discontinued operations                          (15,422)   (25,016)
                                                 ---------- ----------
   Cash used by discontinued operations            (11,156)   (14,973)
                                                 ---------- ----------
   Cash used by operating activities               (19,925)  (107,027)

Investing Activities
 Capital expenditures                              (24,156)   (23,010)
 Business acquisitions, net of cash acquired      (157,111)    (1,225)
 Software purchases                                   (510)    (5,405)
 Other, net                                          2,331      3,647
                                                 ---------- ----------
   Cash used by investing activities of
    continuing operations                         (179,446)   (25,993)
 Discontinued operations, net                         (371)       764
                                                 ---------- ----------
   Cash used by investing activities              (179,817)   (25,229)

Financing Activities
 Increase in short-term borrowings                 228,728     73,461
 Payments on long-term debt                         (1,174)      (488)
 Purchase of Common Stock                         (159,341)   (55,365)
 Cash dividends paid                               (61,530)   (32,252)
 Proceeds from issuance of Common Stock, net        18,662      3,839
 Tax benefits of stock option exercises              5,072        751
                                                 ---------- ----------

   Cash provided (used) by financing activities     30,417    (10,054)

Effect of Foreign Currency Rate Changes on Cash        256       (233)
                                                 ---------- ----------

Net Change in Cash and Equivalents                (169,069)  (142,543)

Cash and Equivalents - Beginning of Year           343,224    296,557
                                                 ---------- ----------

Cash and Equivalents - End of Period             $ 174,155  $ 154,014
                                                 ========== ==========




                            VF CORPORATION
                  Supplemental Financial Information
                     Business Segment Information
                            (In thousands)






                                              Three Months Ended March
                                             -------------------------

                                                 2007         2006
                                             ------------- -----------

 Coalition Revenues
 Jeanswear                                     $  760,804  $  703,820
 Outdoor                                          538,753     385,645
 Imagewear                                        213,691     193,965
 Sportswear                                       148,440     163,021
 Other                                             11,931       9,171
                                             ------------- -----------

 Total coalition revenues                      $1,673,619  $1,455,622
                                             ============= ===========


 Coalition Profit
 Jeanswear                                     $  129,453  $  123,023
 Outdoor                                           83,745      50,592
 Imagewear                                         30,454      30,051
 Sportswear                                         9,974      20,453
 Other                                             (1,212)     (1,210)
                                             ------------- -----------

 Total coalition profit                           252,414     222,909

 Corporate and Other Expenses                     (36,823)    (34,767)
 Interest, net                                    (11,479)    (11,261)
                                             ------------- -----------

 Income from Continuing Operations
 Before Income Taxes                           $  204,112  $  176,881
                                             ============= ===========

    CONTACT: VF Services, Inc.
             Cindy Knoebel, CFA, 212-841-7141 or 336-424-6189
             VP, Financial & Corporate Communications